UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

WAYNE SAVINGS BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

            N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 2, 2017, Wayne Savings Bancshares, Inc. mailed the following letter to its shareholders:

DEFEND OUR BANK. PROTECT OUR COMMUNITY.

Ensure our continued independence. Vote the WHITE Proxy Card.

May 2, 2017

Dear Fellow Wayne Stockholder:

Your bank is under attack by a New York-based hedge fund – The Stilwell Group. They want Wayne to be sold, regardless of our accomplishments1 and our plan for future growth. Help ensure that this New York-based investor does not impact our community and local business.

As you evaluate the current situation, consider the following facts:

•	Stilwell is seeking to install a director on our Board who has NO ties to our customer base and our community. Their nominee is a ‘medical malpractice’ litigator from Kentucky. Who would you have on our board, a litigator with limited financial experience and no local ties – or Debra Marthey, a highly accomplished professional with strong local ties and over 35 years of finance experience?

•	Director Debra Marthey invests her own money in WAYN. Debra owns approximately $100,000 of WAYN common stock. In comparison, the only “ownership” by Stilwell’s nominee is an option given to him by the Stilwell Group – 90% of which vests only if Wayne is sold by May 2020. Stilwell’s nominee has not invested a single dollar of his own money!

•	Stilwell has a history of wrongdoing. In 2015, the SEC found that Joseph Stilwell and his investment management entity “willfully violated” laws prohibiting investment advisors from “fraudulent, deceptive or manipulative” acts. His investment management entity was censured by the SEC and Mr. Stilwell received a personal one-year suspension from associating with any broker, dealer or investment advisor.[2]

Support your bank and community by voting the enclosed WHITE proxy card. Let us send a strong message to Stilwell – we stand united in deciding our own future. We are not going to be bullied by Mr. Stilwell.

DEFEND OUR BANK. PROTECT OUR COMMUNITY.

SUPPORT DEBRA MARTHEY AND VOTE THE WHITE PROXY CARD TODAY.

It is not too late to change your vote. Voting the WHITE proxy card today will replace a previous green card vote. Please do not hesitate to reach out to our investor relations department at (330) 287-2857. You can also call our proxy solicitor, Alliance Advisors, LLC, at (855) 601-2251.

On Behalf of the Board of Directors of Wayne Savings Bancshares, Inc.

Peggy J. Schmitz—Chair of the Board	Jonathan Ciccotelli—Lead Director

[1]	Our total shareholder return is 41% over a one-year period and 142% over a five-year period, versus 17% and 89% for the S&P 500 over the same periods. Measurement periods are from April 27, 2012 and April 28, 2016 through April 28, 2017.
[2]	See In the Matter of Joseph Stilwell and Stilwell Value LLC, file No. 3-16444, Order Instituting Administrative and Cease-and-Desist Proceedings, dated March 16, 2015, paragraphs 49-52.

Additional Information

In connection with its 2017 Annual Meeting of Stockholders, Wayne Savings Bancshares, Inc. has filed a definitive proxy statement and other documents regarding the 2017 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) and is mailing its definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2017 Annual Meeting of Stockholders.

SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AFTER THE DATE OF THE PROXY STATEMENT. THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Investors and security holders are able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Wayne Savings at its website, http://ir.waynesavings.com, or by writing to Wayne Savings Bancshares, Inc., 151 North Market Street, Wooster, Ohio 44691, Attention: Investor Relations.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2017 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated March 25, 2017 as filed with the SEC on Schedule 14A.

Forward-Looking Statements

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2016. The forward-looking statements in this letter speak only as to the date of this release. Wayne Savings Bancshares, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.